EXHIBIT 5.1

July 30, 2021

Amergent Hospitality Group Inc.

Re: Registration Statement on Form S-8 filed July 27, 2021

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Amergent Hospitality Group Inc., a Delaware corporation (“Amergent”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of common stock reserved for issuance pursuant to the 2021 Amergent Hospitality Group Inc. Inducement Plan (which plan is referred to herein as the “Plan” and which shares of common stock are referred to herein as the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of Amergent and certificates of officers of Amergent and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among Amergent and any participants in the Plan that would expand, modify or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by Amergent during the course of our investigations, on which we have relied in issuing the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements that accompany each grant or award under the Plan, the Shares will be legally and validly issued, fully paid and nonassessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Sincerely,

/s/ Libertas Law Group, Inc.

LIBERTAS LAW GROUP, INC.

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